Exhibit 99.1

Contacts:
Investors:	Media:
Risa Fisher	Kate Hahn
rfisher@webmd.net	khahn@webmd.net
212-624-3817	212-624-3760

WebMD Announces Preliminary Second Quarter Results

and Increases Financial Guidance for 2013

New York, NY (July 12, 2013) - WebMD Health Corp. (NASDAQ: WBMD), the leading source of health information, today announced preliminary financial results for the three months ended June 30, 2013 and increased financial guidance for 2013.

Preliminary Results for the Three Months Ended June 30, 2013

For the three months ended June 30, 2013, WebMD expects:

•	Revenue to be between $124 million and $125 million, an increase of 10% to 11% from the prior year period. Prior financial guidance provided for revenue to be in excess of $115 million.

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Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) to be approximately $29 million, or approximately 23% of revenue, an increase of 104% from the prior year period. Prior financial guidance provided for Adjusted EBITDA, as a percentage of revenue, to be in excess of 18%.

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Net income to be approximately $3 million, or $0.05 per diluted share, or approximately 2% of revenue. Prior financial guidance provided for net loss, as a percentage of revenue, to be approximately (1%).

Balance Sheet Highlights

As of June 30, 2013, WebMD had approximately $1 billion in cash and cash equivalents and $800 million in aggregate principal amount of convertible notes outstanding.

Traffic Highlights

Traffic to the WebMD Health Network during the second quarter reached an average of 125.5 million unique users per month and total traffic of 2.64 billion page views for the quarter, increases of 17% and 6%, respectively, from the prior year period.

Increased 2013 Financial Guidance

WebMD has increased its financial guidance for 2013 and expects the following:

•	Revenue of $485 million to $505 million, an increase of 3% to 7% from the prior year. Prior financial guidance provided for revenue of $450 million to $470 million.

•	Adjusted EBITDA of $100 million to $110 million, an increase of 37% to 50% from the prior year. Prior financial guidance provided for Adjusted EBITDA of $75 million to $88 million.

•	Net income of $3 million to $11 million. Prior financial guidance provided for net loss of $(13) million to $(1.5) million.

WebMD’s prior financial guidance for 2013 was last disseminated on May 7, 2013.

WebMD expects 2013 revenue of $485 million to $505 million to assume the following distribution:

•	Approximately 83% from public portals advertising and sponsorship, representing growth of approximately 3% to 7% over the prior year, and

•	Approximately 17% from private portal licensing, representing growth of approximately 5% to 9% over the prior year.

WebMD’s revised guidance reflects: (a) actual results for the first half of 2013; (b) improved visibility for the second half of 2013 based upon several factors, including orders received to date and those expected over the balance of the year; and (c) anticipated expenses relating to new private portal customer implementations as well as public portal initiatives such as enhanced data and analytics and new content and enhanced offerings for both users and advertisers.

“Our better than anticipated second quarter preliminary results and our increased financial guidance for 2013 is primarily due to increased demand for our public portals advertising and sponsorship services, particularly from biopharmaceutical customers,” said David J. Schlanger, Interim CEO, WebMD. “Additionally, while not impacting our increased 2013 guidance, we are experiencing significant new commitments for our private portal offerings, including the previously announced contract with Blue Cross and Blue Shield Association Federal Employee Program, which are expected to generate revenue beginning in 2014.”

A schedule outlining WebMD’s preliminary second quarter results and updated 2013 financial guidance is attached to this press release.

Final Results to Be Released on July 31, 2013

The information in this release is preliminary. WebMD is completing its normal closing process and will release its second quarter results on July 31, 2013, at approximately 4:00 p.m. (Eastern time) and will hold a conference call with investors and analysts to discuss its second quarter results at 4:45 p.m. (Eastern time) on that day. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.

About WebMD

WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications.

The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, eMedicineHealth, RxList, theheart.org, Medscape Education and other owned WebMD sites.

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All statements contained in this press release other than statements of historical fact, are forward-looking statements, including those regarding: our preliminary second quarter results (which reflect what we currently expect to report and is subject to adjustment); guidance on our future financial results and other projections or measures of our future performance; market opportunities and our ability to capitalize on them; and the benefits expected from new or expected contracts with customers, from new or updated products or services and from other potential sources of additional revenue. These statements speak only as of the date of this press release, are based on our current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; our relationships with customers and strategic partners; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings and this press release is intended to be read in conjunction with those filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.

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WebMD®, Medscape®, CME Circle®, Medpulse®, eMedicine®, MedicineNet®, theheart.org® and RxList® are among the trademarks of WebMD Health Corp. or its subsidiaries.

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